Exhibit 12.4

PECO Energy Company

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2011	2012	2013	2014	2015
Pre-tax income from continuing operations	535	508	557	466	521
Plus: Loss from equity investees	—	—	—	—	—
Less: Capitalized interest	(4)	(2)	(2)	(2)	(2)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	531	506	555	464	519

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	135	122	114	112	114
Interest component of rental expense (a)	9	9	7	5	3

Total fixed charges	144	131	121	117	117

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	675	637	676	581	636
Ratio of earnings to combined fixed charges	4.7	4.9	5.6	5.0	5.4

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2011	2012	2013	2014	2015
Pre-tax income from continuing operations	535	508	557	466	521
Plus: Loss from equity investees	—	—	—	—	—
Less: Capitalized interest	(4)	(2)	(2)	(2)	(2)
Preference security dividend requirements	(6)	(5)	(10)	—	—

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	525	501	545	464	519

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	135	122	114	112	114
Interest component of rental expense (a)	9	9	7	5	3
Preference security dividend requirements	6	5	10	—	—

Total fixed charges	150	136	131	117	117

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	675	637	676	581	636
Ratio of earnings to fixed charges and preferred stock dividends	4.5	4.7	5.2	5.0	5.4

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.